SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 9)*

Commercial Metals Company
(Name of Issuer)

Common Stock, Par Value $0.01
(Title of Class of Securities)

201723103
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

January 8, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  / /.

NOTE:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
High River Limited Partnership

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
1,161,197

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
1,161,197

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,161,197

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.00%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Hopper Investments LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
1,161,197

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
1,161,197

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,161,197

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.00%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Barberry Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
1,161,197

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
1,161,197

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,161,197

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.00%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
1,827,829

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
1,827,829

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,827,829

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
 1.57%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund II LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
730,922

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
730,922

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
730,922

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.63%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Partners Master Fund III LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
321,852

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
321,852

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
321,852

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.28%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Offshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
2,880,603

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
2,880,603

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,880,603

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
2.47%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Partners LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
1,764,186

8           SHARED VOTING POWER
0

9           SOLE DISPOSITIVE POWER
1,764,186

10           SHARED DISPOSITIVE POWER
0

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,764,186

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                                1.51%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Onshore LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
1,764,186

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
1,764,186

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,764,186

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.51%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Capital LP

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,644,789

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,644,789

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,644,789

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.99%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
IPH GP LLC

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,644,789

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,644,789

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,644,789

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.99%

14           TYPE OF REPORTING PERSON
OO

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Enterprises Holdings L.P.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,644,789

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,644,789

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,644,789

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.99%

14           TYPE OF REPORTING PERSON
PN

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Icahn Enterprises G.P. Inc.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,644,789

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,644,789

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,644,789

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.99%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  201723103

1.           NAME OF REPORTING PERSON
Beckton Corp.

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
4,644,789

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
4,644,789

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4,644,789

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.99%

14           TYPE OF REPORTING PERSON
CO

SCHEDULE 13D

CUSIP No.  201723103

1           NAME OF REPORTING PERSON
Carl C. Icahn

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) /  /
(b) / /

3           SEC USE ONLY

4           SOURCE OF FUNDS
OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)	/ /

6           CITIZENSHIP OR PLACE OF ORGANIZATION
United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7           SOLE VOTING POWER
0

8           SHARED VOTING POWER
5,805,986

9           SOLE DISPOSITIVE POWER
0

10           SHARED DISPOSITIVE POWER
5,805,986

11           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
5,805,986

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	/ /

13           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.99%

14           TYPE OF REPORTING PERSON
IN

SCHEDULE 13D

Item 1.  Security and Issuer

This statement constitutes Amendment No. 9 to the Schedule 13D relating to the Common Stock, par value $0.01 (the “Shares”), issued by Commercial Metals Company (the “Issuer”), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission on July 28, 2011, as amended by Amendment No. 1 filed with the Securities and Exchange Commission on September 1, 2011, Amendment No. 2 filed with Securities and Exchange Commission on October 19, 2011, Amendment No. 3 filed with the Securities and Exchange Commission on November 28, 2011, Amendment No. 4 filed with the Securities and Exchange Commission on November 28, 2011, Amendment No. 5 filed with the Securities and Exchange Commission on December 2, 2011, Amendment No. 6 filed with the Securities and Exchange commission on December 6, 2011, Amendment No. 7 filed with the Securities and Exchange commission on April 18, 2012 and Amendment No. 8 filed with the Securities and Exchange commission on January 2, 2013  (together, the “Schedule 13D”), on behalf of the Reporting Persons (as defined in the Schedule 13D), to furnish the additional information set forth herein.  This Amendment No. 9 to the Schedule 13D reports that the Reporting Persons ceased to be the beneficial owner of more than five percent (5%) of the Shares on January 8, 2013.   All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule13D.

Item 3.  Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended by replacing the first sentence thereof with the following:

The Reporting Persons hold, in the  aggregate, 5,805,986  Shares.

Item 5.  Interest in Securities of the Issuer

Items 5(a) and (b) of the Schedule 13D are hereby amended by replacing  them  in  their  entirety  with  the  following:

(a)  The Reporting Persons may be deemed to beneficially own, in the aggregate,  5,805,986   Shares, representing approximately 4.99% of the Issuer's outstanding Shares (based upon the 116,448,898 Shares stated to be outstanding as of December 7, 2012 by the Issuer in the Issuer’s Schedule 14A filed with the Securities and Exchange Commission on December 10, 2012).

(b)  For purposes of this Schedule 13D:

High River has sole voting power and sole dispositive power with regard to   1,161,197  Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to   1,827,829   Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to    730,922   Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to   321,852    Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to    1,764,186  Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, the “Act”) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.  Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

Item 5 (c) of the Schedule 13D is hereby amended by the addition of the  following:

(c)  The following table sets forth all transactions with respect to Shares effected in the past 60 days, inclusive of any transactions effected through  5:00 p.m., New York City time, on  January 8, 2013.  Except as otherwise noted below, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Name of Reporting Person	Date of Transaction	Number of Shares Purchased/(Sold)	Price Per Share Purchased/Sold ($)
High River LP	12/18/2012	(10,431.00)	15.00
High River LP	12/19/2012	(6,160.00)	15.00
High River LP	12/20/2012	(39,296.00)	15.00
High River LP	12/24/2012	(3,031.00)	15.00
High River LP	12/26/2012	(20,000.00)	15.04
High River LP	01/02/2013	(70,680.00)	15.57
High River LP	01/03/2013	(48,900.00)	15.36
High River LP	01/04/2013	(75,000.00)	15.42
High River LP	01/07/2013	(107,000.00)	16.07
High River LP	01/08/2013	(45,000.00)	15.41

Icahn Partners LP	12/20/2012	(49,978.00)	15.00
Icahn Partners LP	12/24/2012	(4,604.00)	15.00
Icahn Partners LP	12/26/2012	(30,385.00)	15.04
Icahn Partners LP	01/02/2013	(107,285.00)	15.57
Icahn Partners LP	01/03/2013	(74,292.00)	15.36
Icahn Partners LP	01/04/2013	(113,946.00)	15.42
Icahn Partners LP	01/07/2013	(162,563.00)	16.07
Icahn Partners LP	01/08/2013	(68,369.00)	15.41

Icahn Partners Master Fund LP	12/18/2012	(41,723.00)	15.00
Icahn Partners Master Fund LP	12/19/2012	(24,640.00)	15.00
Icahn Partners Master Fund LP	12/20/2012	(80,022.00)	15.00
Icahn Partners Master Fund LP	12/24/2012	(4,771.00)	15.00
Icahn Partners Master Fund LP	12/26/2012	(31,474.00)	15.04
Icahn Partners Master Fund LP	01/02/2013	(110,756.00)	15.57
Icahn Partners Master Fund LP	01/03/2013	(76,972.00)	15.36
Icahn Partners Master Fund LP	01/04/2013	(118,058.00)	15.42
Icahn Partners Master Fund LP	01/07/2013	(168,428.00)	16.07
Icahn Partners Master Fund LP	01/08/2013	(70,833.00)	15.41

Icahn Partners Master Fund II L.P.	12/20/2012	(18,197.00)	15.00
Icahn Partners Master Fund II L.P.	12/24/2012	(1,908.00)	15.00
Icahn Partners Master Fund II L.P.	12/26/2012	(12,595.00)	15.04
Icahn Partners Master Fund II L.P.	01/02/2013	(44,889.00)	15.57
Icahn Partners Master Fund II L.P.	01/03/2013	(30,780.00)	15.36
Icahn Partners Master Fund II L.P.	01/04/2013	(47,209.00)	15.42
Icahn Partners Master Fund II L.P.	01/07/2013	(67,352.00)	16.07
Icahn Partners Master Fund II L.P.	01/08/2013	(28,325.00)	15.41

Icahn Partners Master Fund III L.P.	12/20/2012	(8,988.00)	15.00
Icahn Partners Master Fund III L.P.	12/24/2012	(840.00)	15.00
Icahn Partners Master Fund III L.P.	12/26/2012	(5,546.00)	15.04
Icahn Partners Master Fund III L.P.	01/02/2013	(19,790.00)	15.57
Icahn Partners Master Fund III L.P.	01/03/2013	(13,556.00)	15.36
Icahn Partners Master Fund III L.P.	01/04/2013	(20,787.00)	15.42
Icahn Partners Master Fund III L.P.	01/07/2013	(29,657.00)	16.07
Icahn Partners Master Fund III L.P.	01/08/2013	(12,473.00)	15.41

(e)  On January 8, 2013, the Reporting Persons ceased to be the beneficial owner of more than five (5%) percent of the Shares.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  January 8, 2013

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner

By:           /s/ Edward E. Mattner
       Name: Edward E. Mattner
       Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:           /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page of Schedule 13D Amendment No. 9 – Commercial Metals Company]